Exhibit 99.1

DSP Group, Inc. Reports Second Quarter 2011 Earnings

SAN JOSE, Calif., July 26, 2011 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications at home, announced today its results for the second quarter ended June 30, 2011.

Second Quarter Results:

Revenues for the second quarter of 2011 were $58,517,000, a decrease of 4% from revenues of $60,846,000 for the second quarter of 2010. Net loss for the second quarter of 2011 was $2,041,000, as compared to net loss of $367,000 for the second quarter of 2010. Earnings per share (EPS) for the second quarter of 2011 were a loss of $0.09 per share, as compared to a loss of $0.02 per share for the second quarter of 2010.

Non-GAAP Results:

Non-GAAP net income and diluted EPS for the second quarter of 2011 were $2,030,000 and $0.08 per share, respectively, as compared to non-GAAP net income of $4,354,000 and non-GAAP diluted EPS of $0.18 per share for the second quarter of 2010. Non-GAAP net income and diluted EPS for the second quarter of 2011 excluded the impact of amortization of acquired intangible assets of $2,198,000 associated with the acquisition of NXP’s CIPT business and equity-based compensation expenses of $1,873,000. Non-GAAP net income and diluted EPS for the second quarter of 2010 excluded the impact of amortization of acquired intangible assets of $2,488,000 associated with the acquisition of NXP’s CIPT business and equity-based compensation expenses of $2,233,000.

Ofer Elyakim, CEO of DSP Group, stated: “We met our financial projections for the second quarter, including revenues of approximately $59 million, which represented a growth rate of 20% on a sequential basis; non-GAAP net income of $2 million which resulted in non-GAAP earnings per share of $0.08; and maintained a stable cash balance of $137 million. We are now focused on meeting the challenges we are facing in our markets in the second half of 2011. In the past few weeks we have experienced a slowdown in bookings, due to what appears to be a near-term softening of the consumer electronics market, resulting in weaker demand for cordless telephony products. As a result of these macro-economic conditions, we are experiencing a decrease in customer projections. Accordingly, we are updating our revenue guidance for the year to be in the range of $200 million to $207 million, down from $227 million to $245 million. In response to these short-term market trends, we have decided to take proactive measures and implement further cost synergies in the second half of 2011, to reduce operating expenses and maintain positive operating cash flows.”

Mr. Elyakim also stated, “Despite our lower revenue guidance for the year as a result of this near-term, temporary market slowdown, we are seeing strong evidence that our past R&D investments in new product areas are gaining significant market traction and delivering revenue growth that we expect to accelerate over the long-term. For 2011, we expect new products revenue of approximately $25 million, representing a 56% increase over 2010.”

Authorization of Stock Repurchases

The Company’s Board has unanimously authorized a 1 million share increase in the number of shares of Common Stock the Corporation is authorized to repurchase pursuant to its stock repurchase plan, bringing the total authorization to 2.6 million shares.

Adoption of Rights Plan

The Company’s Board has unanimously adopted a Rights Agreement. Under the Rights Agreement, each stockholder of record on August 5, 2011, will receive a right for each share owned to purchase one-thousandth of a share of Series B Junior Participating Preferred Stock for $45. The rights will become exercisable should a person or group obtain beneficial ownership of 10% or more of the Company’s outstanding common stock, which acquiring person or group will not be able to exercise their rights. The Rights Agreement is scheduled to expire on July 25, 2012.

Presentation on non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended June 30, 2011 to the same period in 2010 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about the softening consumer electronics market and weaker demand across most consumer segments, the Company’s financial guidance for 2011 annual revenues and the Company’s projected 2011 revenues for its new products. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products; the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2010 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

About DSP Group

DSP Group, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications at home. Delivering system solutions that combine semiconductors and software with reference designs, DSP Group enables consumer electronics (CE) manufacturers to cost-effectively develop new revenue-generating applications with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, and with a growing share of the wireless home telephony market, DSP Group provides a broad portfolio of wireless chipsets integrating DECT, Wi-Fi, PSTN and VoIP technologies with state-of-the-art application processors. Enabling converged voice, audio, video and data connectivity across diverse consumer products – from cordless and VoIP phones to home gateways and connected multimedia screens – DSP Group proactively partners with CE manufacturers to shape the future of converged communications at home. For more information, visit www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the second quarter of 2011 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://www.media-server.com/m/p/ohsa37hf

If you cannot join the call, please listen to the replay, which will be available for one week after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 74099180)

—International Dial-In # 1-617-801-6888 (passcode: 74099180)

For more information, please contact Victor Halpert, Investor Relations Consultant; Tel: +1 917 602 2965, Email: victor.halpert@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$58,517	$60,846	$107,293	$116,956
Cost of revenues	36,767	37,592	68,315	70,113

Gross profit	21,750	23,254	38,978	46,843
Operating expenses:
Research and development	14,210	13,541	28,400	27,032
Sales and marketing	4,159	4,226	8,178	8,671
General and administrative	3,600	3,615	6,670	7,377
Amortization of intangible assets	2,198	2,488	4,394	4,985
Restructuring expenses (income)	—	—	(590)	—

Total operating expenses	24,167	23,870	47,052	48,065

Operating loss	(2,417)	(616)	(8,074)	(1,222)

Financial income, net	411	263	880	688

Loss before taxes on income	(2,006)	(353)	(7,194)	(534)

Taxes on income (income tax benefit)	35	14	(589)	17

Net Loss	($2,041)	($367)	($6,605)	($551)

Net loss per share:
Basic and Diluted	($0.09)	($0.02)	($0.28)	($0.02)

Weighted average number of shares of common stock used in the computation of:
Basic and Diluted	23,381	23,149	23,410	23,128

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net loss	($2,041)	($367)	($6,605)	($551)
Equity-based compensation expense included in cost of product revenues and other	102	167	234	369
Equity-based compensation expense included in research and development	724	1,119	1,606	2,502
Equity-based compensation expense included in sales and marketing	257	325	563	768
Equity-based compensation expense included in general and administrative	790	622	1,309	1,438
Amortization of intangible assets related to NXP transaction	2,198	2,488	4,394	4,985
Reversal of a reserve that was determined to be no longer needed included in costs of goods sold	—	—	—	(2,500)
Restructuring expenses (income)	—	—	(590)	—
Non-GAAP net income	$2,030	$4,354	$911	$7,011

GAAP weighted-average number of common stock used in computation of basic and diluted loss per share (in thousands)	23,381	23,149	23,410	23,128

Weighted–average number of shares related to outstanding options and SARs	930	688	465	640

Weighted-average number of common stock used in computation of non-GAAP diluted net income per share	24,311	23,837	23,875	23,768

GAAP diluted net loss per share	($0.09)	($0.02)	($0.28)	($0.02)
Equity-based compensation expense	0.08	0.09	0.16	0.21
Amortization of intangible assets related to NXP transaction	0.09	0.11	0.18	0.21
Reversal of a reserve that was determined to be no longer included in costs of goods sold	—	—	—	(0.11)
Restructuring expenses (income)	—	—	(0.02)	—
Non-GAAP diluted net income per share	$0.08	$0.18	$0.04	$0.29

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$31,135	$33,912
Restricted deposits	121	121
Marketable securities and short term deposits	33,570	29,903
Trade receivables, net	39,491	25,170
Inventories	17,764	18,803
Other accounts receivable and prepaid expenses	4,184	6,302
Deferred income taxes	146	121

Total current assets	126,411	114,332

Property and equipment, net	7,052	7,786

Long term marketable securities and deposits	72,458	75,825
Severance pay fund	11,502	11,336
Intangible assets, net	6,079	10,434
Investment in other companies	2,200	2,200
Long term prepaid expenses and lease deposits	559	642

	92,798	100,437

Total assets	$226,261	$222,555

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$28,624	$19,206
Other current liabilities	20,930	23,053

Total current liabilities	49,554	42,259

Accrued severance pay	11,666	12,419
Accrued pensions	896	774

Total long term liabilities	12,562	13,193

Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	338,844	335,132
Accumulated other comprehensive income	1,065	355
Less – Cost of treasury stock	(117,942)	(119,280)
Accumulated deficit	(57,845)	(49,127)

Total stockholders’ equity	164,145	167,103

Total liabilities and stockholders’ equity	$226,261	$222,555